SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 15)

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

1,121,116 (See Item 4)
6. SHARED VOTING POWER

1,648,901 (See Item 4)
7. SOLE DISPOSITIVE POWER

1,121,116 (See Item 4)
8. SHARED DISPOSITIVE POWER

1,648,901 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,770,017
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.4%
12.	TYPE OF REPORTING PERSON

IN (See Item 4)

Page 2 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon, Custodian
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

309,204 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

309,204 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

309,204
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.8%
12.	TYPE OF REPORTING PERSON

IN (See Item 4)

Page 3 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Revocable Trust, dated December 3, 1991
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

581,845 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

581,845 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

581,845
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.6%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 4 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Irrevocable Trust #1, dated December 1, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

-0- (See Item 4)
6. SHARED VOTING POWER

277,534 (See Item 4)
7. SOLE DISPOSITIVE POWER

-0- (See Item 4)
8. SHARED DISPOSITIVE POWER

277,534 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

277,534
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 5 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

35,911 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

35,911 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 6 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

35,911 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

35,911 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 7 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

35,911 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

35,911 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 8 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

-0- (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

-0- (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 9 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Earl E. Congdon Intangibles Trust, dated July 23, 2003
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

-0- (See Item 4)
6. SHARED VOTING POWER

1,002,375 (See Item 4)
7. SOLE DISPOSITIVE POWER

-0- (See Item 4)
8. SHARED DISPOSITIVE POWER

1,002,375 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,002,375
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.7%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 10 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Kathryn W. Congdon Intangibles Trust, dated May 23, 2001
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

-0- (See Item 4)
6. SHARED VOTING POWER

347,625 (See Item 4)
7. SOLE DISPOSITIVE POWER

-0- (See Item 4)
8. SHARED DISPOSITIVE POWER

347,625 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

347,625
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 11 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Helen S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

39,500 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

39,500 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

39,500
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

IN (See Item 4)

Page 12 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Grantor Retained Annuity Trust 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

28,698 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

28,698 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

28,698
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 13 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David S. Congdon Irrevocable Trust #2, dated November 18, 1999
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

-0- (See Item 4)
6. SHARED VOTING POWER

21,367 (See Item 4)
7. SOLE DISPOSITIVE POWER

-0- (See Item 4)
8. SHARED DISPOSITIVE POWER

21,367 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,367
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 14 of 25 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER

24,558 (See Item 4)
6. SHARED VOTING POWER

-0- (See Item 4)
7. SOLE DISPOSITIVE POWER

24,558 (See Item 4)
8. SHARED DISPOSITIVE POWER

-0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,558
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12.	TYPE OF REPORTING PERSON

OO (See Item 4)

Page 15 of 25 pages

CUSIP 679580100

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

(i)       David S. Congdon

(ii)      David S. Congdon, Custodian

(iii)     David S. Congdon Revocable Trust, dated December 3, 1991

(iv)     David S. Congdon Irrevocable Trust #1, dated December 1, 1992

(v)      Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon

(vi)     Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon

(vii)    Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon

(viii)   David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004

(ix)     Earl E. Congdon Intangibles Trust, dated July 23, 2003

(x)      Kathryn W. Congdon Intangibles Trust, dated May 23, 2001

(xi)     Helen S. Congdon

(xii)    David S. Congdon Grantor Retained Annuity Trust 2005

(xiii)   David S. Congdon Irrevocable Trust #2, dated November 18, 1999

(xiv)   Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004

	(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (xiv): 500 Old Dominion Way Thomasville, NC 27360

	(c)	Citizenship:

As to (i), (ii) and (xi) USA As to (iii) through (x) and (xii) through (xiv) North Carolina

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Page 16 of 25 pages

CUSIP 679580100

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by David S. Congdon, David S. Congdon, as Custodian for his children, the David S. Congdon Revocable Trust, dated December 3, 1991, the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, the Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, the Earl E. Congdon Intangibles Trust, dated July 23, 2003, the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001, Helen S. Congdon, the David S. Congdon Grantor Retained Annuity Trust 2005, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, and the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004. The total securities reported is 2,770,017 shares of the Issuer’s Common Stock, which constitutes 7.4% of such shares as of December 31, 2006.

As of December 31, 2006, David S. Congdon has sole voting and dispositive power with respect to 1,121,116 shares (3.0%) of the Issuer’s Common Stock, of which 29,578 shares are held by David S. Congdon, 309,204 shares are held by David S. Congdon as custodian for his children, 581,845 shares are held by the David S. Congdon Revocable Trust, dated December 3, 1991, 35,911 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, 35,911 shares are held an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, 35,911 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, no shares are held by the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, 39,500 shares are held by Helen S. Congdon, 28,698 shares are held by the David S. Congdon Grantor Retained Annuity Trust 2005 and 24,558 shares are held by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004. He shares voting and dispositive power with respect to 277,534 shares held by the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, 1,002,375 shares held by the Earl E. Congdon Intangibles Trust, dated July 23, 2003, 347,625 shares held by the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001 and 21,367 shares held by the David S. Congdon Irrevocable Trust #2, dated November 18, 1999. David S. Congdon beneficially owns a total of 2,770,017 shares (7.4%) of the Issuer’s Common Stock.

As of December 31, 2006, David S. Congdon, as Custodian for his children, owns directly 309,204 shares (0.8%) of the Issuer’s Common Stock.

As of December 31, 2006, David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 581,845 shares (1.6%) of the Issuer’s Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2006, David S. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 277,534 shares (0.7%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

Page 17 of 25 pages

CUSIP 679580100

As of December 31, 2006, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 35,911 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Marilyn Congdon is a child of David S. Congdon.

As of December 31, 2006, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 35,911 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Kathryn Congdon is a child of David S. Congdon.

As of December 31, 2006, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 35,911 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Ashlyn Congdon is a child of David S. Congdon.

As of December 31, 2006, David S. Congdon, as trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, has sole voting and dispositive power with respect to no shares (0.0%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004.

As of December 31, 2006, the Earl E. Congdon Intangibles Trust, dated July 23, 2003, beneficially owns 1,002,375 (2.7%) of the Issuer’s Common Stock. David S. Congdon is trustee of that trust. Earl E. Congdon is the father of David S. Congdon.

As of December 31, 2006, the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001, owns 347,625 shares (0.9%) of the Issuer’s Common Stock. David S. Congdon is trustee of that trust. Kathryn W. Congdon is the mother of David S. Congdon.

As of December 31, 2006, Helen S. Congdon, the spouse of David S. Congdon, owns directly 39,500 shares (0.1%) of the Issuer’s Common Stock.

As of December 31, 2006, David S. Congdon, as trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust 2005, has sole voting and dispositive power with respect to 28,698 shares (0.1%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust 2005.

As of December 31, 2006, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, owns directly 21,367 shares (0.1%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2006, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, owns directly 24,558 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

(a) Amount beneficially owned:

(i) 2,770,017

Page 18 of 25 pages

CUSIP 679580100

	(ii)	309,204

	(iii)	581,845

	(iv)	277,534

	(v)	35,911

	(vi)	35,911

	(vii)	35,911

	(viii)	-0-

	(ix)	1,002,375

	(x)	347,625

	(xi)	39,500

	(xii)	28,698

	(xiii)	21,367

	(xiv)	24,558

(b)	Percent of Class:

	(i)	7.4%

	(ii)	0.8%

	(iii)	1.6%

	(iv)	0.7%

	(v)	0.1%

	(vi)	0.1%

	(vii)	0.1%

	(viii)	0.0%

	(ix)	2.7%

	(x)	0.9%

	(xi)	0.1%

	(xii)	0.1%

	(xiii)	0.1%

	(xiv)	0.1%

(c)	Number of Shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

		(i)	1,121,116

		(ii)	309,204

		(iii)	581,845

		(iv)	-0-

		(v)	35,911

		(vi)	35,911

		(vii)	35,911

		(viii)	-0-

		(ix)	-0-

		(x)	-0-

		(xi)	39,500

		(xii)	28,698

		(xiii)	-0-

		(xiv)	24,558

Page 19 of 25 pages

CUSIP 679580100

(ii)	Shared power to vote or to direct the vote

	(i)	1,648,901

	(ii)	-0-

	(iii)	-0-

	(iv)	277,534

	(v)	-0-

	(vi)	-0-

	(vii)	-0-

	(viii)	-0-

	(ix)	1,002,375

	(x)	347,625

	(xi)	-0-

	(xii)	-0-

	(xiii)	21,367

	(xiv)	-0-

(iii)	Sole power to dispose or to direct the disposition of

	(i)	1,121,116

	(ii)	309,204

	(iii)	581,845

	(iv)	-0-

	(v)	35,911

	(vi)	35,911

	(vii)	35,911

	(viii)	-0-

	(ix)	-0-

	(x)	-0-

	(xi)	39,500

	(xii)	28,698

	(xiii)	-0-

	(xiv)	24,558

(iv)	Shared power to dispose or to direct the disposition of

	(i)	1,648,901

	(ii)	-0-

	(iii)	-0-

	(iv)	277,534

	(v)	-0-

	(vi)	-0-

	(vii)	-0-

	(viii)	-0-

	(ix)	1,002,375

	(x)	347,625

	(xi)	-0-

	(xii)	-0-

Page 20 of 25 pages

CUSIP 679580100

	(xiii)	21,367

	(xiv)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Not Applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 21 of 25 pages

CUSIP 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 8, 2007.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, Custodian

/s/ David S. Congdon
David S. Congdon, Custodian for Kathryn Congdon, Marilyn Congdon and Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST, dated May 27, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 22 of 25 pages

CUSIP 679580100

EARL E. CONGDON INTANGIBLES TRUST, dated July 23, 2003

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN W. CONGDON INTANGIBLES TRUST, dated May 23, 2001

By:	/s/ David S. Congdon
David S. Congdon, Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, dated November 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, dated May 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 23 of 25 pages

CUSIP 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 8, 2007.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, Custodian

/s/ David S. Congdon
David S. Congdon, Custodian for Kathryn Congdon, Marilyn Congdon and Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 24 of 25 pages

CUSIP 679580100

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST, dated May 27, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON INTANGIBLES TRUST, dated July 23, 2003

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN W. CONGDON INTANGIBLES TRUST, dated May 23, 2001

By:	/s/ David S. Congdon
David S. Congdon, Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, dated November 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, dated May 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 25 of 25 pages